                                                                     EXHIBIT 4.8

                                                                           China

[RADISYS LOGO]

5445 NE Dawson Creek Drive
Hillsboro, OR  97124

                             NOTICE OF OPTION GRANT

Recipient:   NAME
ID:          ####

Congratulations! You have been awarded a non-qualified Option grant by RadiSys Corporation (the "Company"), to purchase Shares of Common Stock of the Company, subject to the terms and conditions of the Stock Plan for Convedia Employees (the "Plan") and this Option Notice, as follows:

GRANT NUMBER     GRANT DATE      GRANT TYPE      SHARES GRANTED   GRANT PRICE
------------     ----------      ----------      --------------   -----------
                                     NQ                                 $

                            DETAILED VESTING SCHEDULE

Shares           Vest Type          Full Vest         Expiration
------         ------------         ---------         ----------
               On Vest Date
                  Monthly

By accepting this Option grant and exercising any portion of your Option, you agree to comply with all the terms of the Plan and this notification.

DUE TO LEGAL RESTRICTIONS IN CHINA, YOU MUST EXERCISE THE OPTION USING THE CASHLESS-SELL ALL METHOD OF EXERCISE. Pursuant to a cashless-sell all exercise, you will authorize the stockbroker to sell all the Shares that you are entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to you in cash.

The Plan is discretionary in nature and may be amended, cancelled, or terminated at any time. The grant of Options is a one-time benefit offered solely to employees of Convedia Corporation, a wholly-owned subsidiary of the Company, and does not create any contractual or other right to receive a grant of Options or benefits in lieu of Options in the future.

Your participation in the Plan is voluntary. The value of the Company Option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

                                                                           China

Options covered by this Option Notice may have certain tax consequences at the time of exercise. You are encouraged to obtain independent tax advice before exercising any Options.

Vesting and the duration of your Option are both subject to your continual employment with the Company or any of its subsidiaries. Vesting will stop and your Options will automatically expire three months after termination of your employment with the Company or any of its subsidiaries. Your Option is not transferable, does not imply any right to continued employment and may be exercised only by you.

By signing below, you acknowledge all of the above as well as that you have received the Plan document, this Option Notice and prospectus and agree that your participation in the Plan is governed by the terms and conditions set forth in the Plan document and this Option Notice, and to the extent not inconsistent, the prospectus.

E*TRADE

Your Option grant details have been posted on-line at www.etrade.com/stockplans. Your "stock plan" account will allow you to view your current balance of vested/unvested Options, exercise vested Options and initiate a variety of other Option management services. An E*TRADE stock plan welcome packet will be emailed to you to explain how to access your account both on-line and via the phone.

KIM MOORE is RadiSys' Stock Plan Administrator. Please contact her at 503-615-1744 or via email kim.moore@radisys.com if you have any questions or concerns regarding the accuracy of Option data listed on-line, received Option grant documents, the process for exercising Options and/or terms and conditions of the Stock Plan for Convedia Employees.

I hereby acknowledge the terms and conditions of this Option grant as detailed above.

_________________________________________        ______________________________
NAME                                             Date